Exhibit 99.1

FOR IMMEDIATE RELEASE:

Blonder Tongue Reports Second Quarter 2019 Results

OLD BRIDGE, NJ / August 14, 2019 / Blonder Tongue Laboratories, Inc. (NYSE American: BDR) announced its sales and results for the second quarter and six months ended June 30, 2019.

Net sales increased $160,000 or 3.0% to $5,437,000 for the second quarter of 2019 from $5,277,000 for the comparable period in 2018. Net loss for the three months ended June 30, 2019 was $(891,000) or $(0.09) per share, compared to $(335,000) or $(0.04) per share for the comparable period in 2018.

The increase in sales was primarily attributed to an increase in sales of set top box products and NeXgen Gateway (“NXG”) products, offset by a decrease in sales of data products, digital video headend products, contract manufactured products and HFC distribution products. Sales of set top box products were $1,002,000 and zero, NXG products were $362,000 and zero, data products were $565,000 and $1,055,000, digital video headend products were $2,244,000 and $2,542,000, contract manufactured products were $46,000 and $155,000 and HFC distribution products were $581,000 and $761,000 in the second three months of 2019 and 2018, respectively.

For the six months ended June 30, 2019, net sales decreased $1,121,000, or 10.5%, to $9,519,000 in 2019 from $10,640,000 in 2018. Net earnings for the six months ended June 30, 2019 was $4,434,000 or $0.44 per diluted share, compared to $(398,000) or $(0.05) per diluted share for the comparable period in 2018.

The decrease in sales was primarily attributed to a decrease in sales of data products and digital video headend products, offset by an increase in sales of set top box products. Sales of data products were $1,105,000 and $2,454,000, digital video headend products were $4,190,000 and $5,085,000 and set top box products were $1,193,000 and zero in the first six months of 2019 and 2018, respectively.

Commenting on the six month results, Chief Executive Officer Robert J. Pallé noted, “Although sales in the second quarter of 2019 showed a 3% increase over sales in the second quarter of 2018, and a 33% increase over the first quarter of 2019, we are disappointed in the amount of the increase and the resulting financial performance. We are taking steps to address these issues by making adjustments to our operating expenses so that they better align with our current sales forecast, and by increasing the intensity of our new product sales initiatives. Despite the second quarter and year-to-date performance, we are pleased with the early responses to both our IPTV set top box and NeXgen Gateway introductions. We anticipate that these initiatives will be the catalyst for an increase in sales in future periods.”

© Blonder Tongue Laboratories, Inc. | One Jake Brown Road, Old Bridge, NJ 08857 | (800) 523-6049 | Fax: (732) 679-4353 | www.blondertongue.com

Conference Call Reminder

Details of the live teleconference:

Date: Wednesday, August 14, 2019

Time: 11:00 a.m. Eastern Time (10:00 a.m. CT, 8:00 a.m. PT)

Investor Dial-in (US & Canada Toll-Free):  877-407-8033

The audio replay will be available under Investor Related Information on the Blonder Tongue Investor Relations webpage.

About Blonder Tongue

Blonder Tongue Laboratories, Inc. is one of the oldest designers and manufacturers of cable television and video transmission technology in the USA, with most of our products continuing to be designed and built in our state-of-the-art New Jersey factory for almost 50 years. We offer US based engineering and manufacturing excellence with an industry reputation of delivering ultra-high reliability products. As a leader in cable television systems design, the Company provides service operators and systems integrators with comprehensive solutions for the management and distribution of digital video, IPTV and high-speed data services, as well as RF broadband distribution over coax, fiber and IP networks for homes and businesses. Additional information on the Company and its products can be found at www.blondertongue.com.

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995: The information set forth above includes “forward-looking” statements and accordingly, the cautionary statements contained in Blonder Tongue’s Annual Report and Form 10-K for the year ended December 31, 2018 (See Item 1: Business, Item 1A: Risk Factors, Item 3: Legal Proceedings and Item 7: Management’s Discussion and Analysis of Financial Condition and Results of Operations), and other filings with the Securities and Exchange Commission are incorporated herein by reference. The words “believe”, “expect”, “anticipate”, “project”, “target”, “intend”, “plan”, “seek”, “estimate”, “endeavor”, “should”, “could”, “may” and similar expressions are intended to identify forward-looking statements. In addition, any statements that refer to projections for our future financial performance, our anticipated growth trends in our business and other characterizations of future events or circumstances are forward-looking statements. Readers are cautioned not to place undue reliance on these forward-looking statements, which reflect management’s analysis only as of the date hereof. Blonder Tongue undertakes no obligation to publicly revise these forward-looking statements to reflect events or circumstances that arise after the date hereof. Blonder Tongue’s actual results may differ from the anticipated results or other expectations expressed in Blonder Tongue’s “forward-looking” statements.

Contacts

Eric Skolnik
Chief Financial Officer
eskolnik@blondertongue.com
(732) 679-4000

Robert J. Pallé

Chief Executive Officer
bpalle@blondertongue.com
(732) 679-4000

© Blonder Tongue Laboratories, Inc. | One Jake Brown Road, Old Bridge, NJ 08857 | (800) 523-6049 | Fax: (732) 679-4353 | www.blondertongue.com

Blonder Tongue Laboratories, Inc.

Condensed Consolidated Summary of Operating Results

(unaudited, in thousands, except per share data)

	Three months ended		Six months ended
	June 30,		June 30,
	2019	2018	2019	2018

Net sales	$5,437	$5,277	$9,519	$10,640
Gross profit	2,005	2,191	3,096	4,414
Loss from operations	(845)	(217)	(2,612)	(130)
Net (loss) earnings	$(891)	$(335)	$4,434	$(398)
Basic net (loss) earnings per share	$(0.09)	$(0.04)	$0.46	$(0.05)
Diluted net (loss) earnings per share	$(0.09)	$(0.04)	$0.44	$(0.05)
Basic weighted average shares outstanding	9,611	8,905	9,558	8,560
Diluted weighted average shares outstanding	9,611	8,905	10,065	8,560

Blonder Tongue Laboratories, Inc

Condensed Consolidated Summary Balance Sheets

(in thousands)

	(unaudited)
	June 30, 2019	December 31, 2018

Current assets	$12,295	$10,377
Property, plant and equipment, net	271	2,890
Total assets	18,786	15,601
Current liabilities	3,682	8,263
Long-term liabilities	2,984	171
Stockholders’ equity	12,120	7,167

Total liabilities and stockholders’ equity	$18,786	$15,601

© Blonder Tongue Laboratories, Inc. | One Jake Brown Road, Old Bridge, NJ 08857 | (800) 523-6049 | Fax: (732) 679-4353 | www.blondertongue.com

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